As filed with the Securities and Exchange Commission on June 1, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment to:
FORM S-8 REGISTRATION STATEMENT NO. 333-111744
FORM S-8 REGISTRATION STATEMENT NO.  333-194071
FORM S-8 REGISTRATION STATEMENT NO. 333-221284
FORM S-8 REGISTRATION STATEMENT NO. 333-260994
UNDER
THE SECURITIES ACT OF 1933

KIMBALL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-0514506
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1600 Royal Street
Jasper, Indiana 47546-2256
(812) 482-1600
(Address of registrant’s principal executive offices)

Kimball International, Inc. 2003 Stock Option and Incentive Plan (No. 333-111744)
Kimball International, Inc. Amended and Restated 2003 Stock Option and Incentive Plan (No. 333-194071)
Kimball International, Inc. 2017 Stock Incentive Plan (No. 333-221284)
Kimball International, Inc. Amended and Restated 2017 Stock Incentive Plan (No. 333-260994)
(Full titles of the plans)

Steven M. Bradford
Senior Vice President, General Counsel and Secretary
HNI Corporation
600 East Second Street
P.O. Box 1109
Muscatine, Iowa 52761-0071
(563) 272-7400

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements of Kimball International, Inc. (“Kimball”) on Form S-8 (collectively, the “Registration Statements”):

a.
Registration Statement No. 333-111744, registering 2,500,000 shares of common stock of Kimball, par value $0.05 per share (“Common Stock”), issuable pursuant to the Kimball International, Inc. 2003 Stock Option and Incentive Plan (the “2003 Plan”), filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2004, and amended by Post-Effective Amendment No. 1 filed on November 2, 2017;

b.
Registration Statement No. 333-194071, registering 2,500,000 shares of Common Stock issuable pursuant to the 2003 Plan, filed with the Commission on February 21, 2014, and amended by Post-Effective Amendment No. 1 filed on November 2, 2017;

c.
Registration Statement No. 333-221284, registering 1,000,000 shares of Common Stock issuable pursuant to the Kimball International, Inc. 2017 Stock Incentive Plan (the “2017 Plan”), filed with the Commission on November 2, 2017; and

d.	Registration Statement No. 333-260994, registering 2,000,000 shares of Common Stock issuable pursuant to the 2017 Plan, filed with the Commission on November 12, 2021.

On June 1, 2023, pursuant to the Agreement and Plan of Merger, dated as of March 7, 2023, by and among HNI Corporation, an Iowa corporation (the “Corporation”), Ozark Merger Sub, Inc., an Indiana corporation (“Merger Sub”), and Kimball, Merger Sub merged with and into Kimball (the “Merger”), with Kimball continuing as the surviving company of the Merger and a wholly- owned subsidiary of the Corporation.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by Kimball in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, Kimball hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Kimball certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muscatine, Iowa on June 1, 2023.

KIMBALL INTERNATIONAL, INC.
By:	/s/ Steven M. Bradford
Name: Steven M. Bradford
Title: Authorized Signatory

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.